Exhibit 99.1

SEPARATION AGREEMENT

This Separation Agreement, consisting of this document and the exhibits hereto (this “Agreement”) by and between Mattel, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Matthew C. Bousquette (the “Executive”) is dated as of December 15, 2005.

WHEREAS, the Executive has been employed by the Company as the President, Mattel Brands, pursuant to an Employment Agreement between the Company and the Executive entered into on January 31, 2000 and effective as of April 1, 1999, as amended as of February 10, 2000, and further amended as of July 20, 2000 and March 17, 2005 (as so amended, the “Employment Agreement”);

WHEREAS, the Executive’s employment shall be terminated as of the Termination Date (as defined in Section 1);

WHEREAS, such termination shall constitute a termination without “Cause” under the Employment Agreement;

WHEREAS, it is the Company’s intent not to provide the Executive with severance benefits that would significantly exceed those to which he may be entitled under the terms of the Employment Agreement; and

WHEREAS, the Company and the Executive wish to set forth their mutual agreement as to the terms and conditions of such termination;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Termination. Effective as of December 15, 2005 (the “Termination Date”), the Company terminates the Executive’s employment with the Company and all other positions the Executive holds with the Company and all other positions that the Executive holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to as the “Affiliated Entities”). To effectuate such termination, the Executive agrees to execute the Resignation Letter attached hereto as Exhibit A. All capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement. Within 24 hours of the Termination Date, the Company shall pay to the Executive all of the Executive’s accrued but unpaid base salary through the Termination Date in accordance with applicable law.

2. Severance Payments and Benefits. Subject to Section 7 and Section 8 hereof:

(a) The Company shall pay to the Executive in a lump sum in cash, not later than December 31, 2005, the sum of $5,427,420, representing the sum of the following amounts: (i) $655,605, representing an amount with respect to the Executive’s current year Bonus as set forth in clause (i)(B) of Section 5(d) of the Employment Agreement; and (ii) $4,771,815,

representing three times the sum of the Executive’s annual Base Salary and Bonus, calculated as set forth in clause (i)(C) of

Section 5(d) of the Employment Agreement.

(b) In the event that within 60 days after the Termination Date the Executive locates and submits documentation sufficient to substantiate costs or expenses paid or incurred by the Executive prior to the Termination Date that would have been required to be reimbursed by the Company under Section 3(e) of the Employment Agreement if the Executive’s employment had not been terminated, the Company shall promptly reimburse the Executive those costs or expenses.

(c) Until the earlier of (x) the third anniversary of the Termination Date, (y) the date on which the Executive becomes gainfully employed in a substantially similar employment position (“Comparable Position”) or (z) December 31 of the second calendar year following the calendar year in which the Termination Date occurs (“Limit Date”), the Company shall provide to the Executive at the Company’s expense: (i) coverage under the Company’s medical, dental, prescription drug and vision care group insurance as in effect from time to time on the same terms and conditions as such insurance is available to active employees of the Company (it being understood that the Executive shall make contributions with regard to such insurance on the same basis and in the same amount as an active of the employee of the Company would); (ii) outplacement services at the expense of the Company commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor; (iii) financial counseling and tax preparation services through Ayco; and (iv) payment of membership dues and related expenses at the Sherwood Country Club paid directly to such club and the Company shall take whatever actions, if any, are necessary to cause the Executive’s membership at the Sherwood Country Club to be transferred to the Executive at no cost to the Executive within 60 days of the Termination Date. Notwithstanding the foregoing, if the period during which benefits are provided to the Executive under this Section 2(c) is shorter than would be required in the absence of clause (z) above, then the Company shall pay to the Executive, within 30 days prior to the Limit Date, an amount in cash equal to the cost to the Executive of obtaining comparable benefits (less the amount of any contributions from the Executive as referenced in clause (i) above) from the date that any benefit stops due to the application of clause (z) above until the earlier of (x) the third anniversary of the Termination Date or (y) the date on which the Executive becomes gainfully employed in a Comparable Position.

(d) Following the Termination Date, the Executive shall retain the Company-provided automobile currently in his possession until expiration of the lease at which time the Executive may purchase the automobile for $100. As of the Termination Date, all expenses related to such automobile, including but not limited to insurance, repairs, maintenance, gasoline, and car phone and associated expenses, shall be the sole responsibility of the Executive. Until the earlier of (i) expiration of the lease in February 2008 or (ii) the Limit Date, the Company shall make the monthly payments due on the lease. Notwithstanding the foregoing, if the period during which the Company makes monthly payments due on the lease under the immediately preceding sentence is shorter than would be required in the absence of clause (ii) above, then the Company shall pay to the Executive, within 30 days prior to the Limit Date, an amount in cash equal to the monthly payments due on the lease with respect to the period from the date that payments under the immediately preceding sentence stop due to the application of clause (ii)

above until February 2008. Furthermore, notwithstanding the foregoing, the Executive may, at his option at any time prior to the Limit Date, ask the Company to pay off any remaining obligations under the Lease and transfer title to the automobile at a cost to the Executive of only $100, at which time the Company shall have no further obligations under this Section 2(d).

(e) The Company shall pay the Executive a portion of any long-term incentive compensation that the Executive would have received under the Mattel, Inc. 2003 Long-Term Incentive Plan (the “LTIP”), if any, with respect to any performance period which is pending as of the Termination Date as if the Executive had remained employed for the entire performance period, pro rated based on the number of full months of the Executive’s employment through the Termination Date during the performance period over the total number of months in the performance period, which amount shall be payable at the end of the period in accordance with the terms of the LTIP. Attached hereto as Exhibits B and C are summary sheets describing the 2003-2006 Cycle and the 2005-2007 Cycle of the LTIP, respectively. In the event that any compensation is owed to the Executive for the 2003-2006 Cycle, then the Executive’s prorated share shall be 75 percent of the amount that he would have received pursuant to the terms of the plan had he remained employed for the entire performance period. In the event that any compensation is owed to the Executive for the 2005-2007 Cycle, then the Executive’s prorated share shall be 33-1/3 percent of the amount that he would have received pursuant to the terms of the plan had he remained employed for the entire performance period.

3. Stock Options; Restricted Shares.

(a) Any stock options granted to the Executive that were outstanding as of March 30, 2000 and remain outstanding as of the Termination Date (i) to the extent unvested, shall immediately vest as of the Termination Date, and (ii) shall remain exercisable through the scheduled terms of the stock options.

(b) Subject to Section 7 and Section 8 hereof, all other stock options outstanding as of the Termination Date shall fully vest on the Termination Date and remain exercisable for the shorter of (A) 90 days following the Termination Date or (B) the scheduled term of the stock option.

(c) All restricted shares of the Company’s common stock granted to the Executive and outstanding as of immediately prior to the Termination Date shall be forfeited immediately upon the Termination Date.

(d) Exhibit D hereto sets forth a listing of all stock options granted to the Executive that remain outstanding as of the Termination Date and certain other information regarding the treatment pursuant hereto of such stock options.

4. Other Benefits. Following the Termination Date, the Executive shall be entitled to receive his vested benefits under the Company’s 401(k) Plan (including any vested Company matching contributions thereunder) in accordance with the terms thereof. The Company will promptly execute any distribution or rollover instructions with respect to the Executive’s account balance under the Company’s 401(k) Plan provided by the Executive to the Company in writing in accordance with the terms of the Company’s

401(k) Plan and applicable

law. In addition, the Executive’s participation in the Mattel, Inc. Deferred Compensation and PIP Excess Plan shall terminate, and the Executive shall be entitled to receive his vested benefits under the Mattel, Inc. Deferred Compensation and PIP Excess Plan in a lump sum in cash within 30 days following the Termination Date and not later than December 31, 2005.

5. Cooperation. During the longer of (a) two years following the Termination Date and (b) the period set forth in the second sentence of Section 12(c), the Executive agrees to cooperate with and make himself reasonably available to the Company in any pending or future governmental or regulatory investigations or proceedings or other third party disputes or litigation, in any case, which relate to a matter of which the Executive has knowledge or for which the Executive was responsible at the Company prior to the Termination Date. The Company will compensate the Executive as an independent contractor for any services actually rendered pursuant to the immediately preceding sentence of this Section 5 at the rate of $5,000 per day (prorated for any partial day, assuming that the $5,000 rate is in consideration for an eight hour day) and will reimburse the Executive for all reasonable costs and expenses (including reasonable attorneys’ fees by counsel of the Executive’s choosing if the Executive reasonably determines that separate representation is necessary) that he incurs (subject to any limits on the ability of the Company to indemnify the Executive for such costs and expenses pursuant to the Delaware General Corporation Law) in connection with any pending or future governmental or regulatory investigation or proceeding, which relates to a matter of which the Executive has knowledge or for which the Executive was responsible at the Company prior to the Termination Date, provided, that the Executive shall not be obligated to devote more than 50 hours per year to the performance of such services. For the avoidance of doubt, and notwithstanding anything herein to the contrary, any payments made or to be made under this Section 5 shall not be taken into account in computing any benefits under any plan, program or arrangement of the Affiliated Entities.

6. Return of Property. The Executive represents that the Executive has surrendered to the Company all property of the Affiliated Entities in the Executive’s possession and all property made available to the Executive in connection with his employment with the Company, with the exception of (a) the cellular phone provided to the Executive by the Company, which the Executive shall be allowed to retain and (b) as otherwise provided in Section 2(d).

7. Executive’s Covenants. (a) The Executive acknowledges that in the Executive’s capacity in management, the Executive has had a great deal of exposure and access to a broad variety of commercially valuable proprietary information which is vital to the success of the Company’s business including, by way of illustration, past, current and future products and product concepts, marketing strategies, research and plans and information regarding employees. The Executive acknowledges that as a result of the Executive’s knowledge of the above information and in consideration for the benefits offered by the Company under this Agreement, the Executive hereby agrees to reaffirm and recognize the Executive’s continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Company pursuant to the Company’s policies as set forth in the Company’s form of Employee Confidential Information and Inventions Agreement, attached hereto as Exhibit E, and by this reference made a part hereof. Pursuant thereto, the Executive acknowledges and agrees that the Company shall be entitled to injunctive relief to prevent a threatened misappropriation of one or more of the Company’s trade secrets or to halt an actual misappropriation of such trade secrets. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge. The Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive further represents and agrees that the Executive will keep the terms, amount and fact of this Agreement completely confidential, and that the Executive will not hereafter disclose any information concerning this Agreement to anyone other than (i) Executive’s immediate family and professional representatives who, in each case, will be informed of and bound by this confidentiality clause, (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (iii) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose such information. Notwithstanding the foregoing, the Executive shall be permitted to inform prospective or actual future employers that he has continuing obligations with respect to the disclosure of confidential and proprietary information of the Company and to provide them with a general description of the nature of his obligations under this Section 7(a).

(b) The Executive agrees that eligibility for severance payments and other benefits under Sections 2 and 3(b) of this Agreement is contingent upon the Executive’s agreement and compliance with the Company’s requirement that the Executive does not accept employment nor an engagement as a consultant with a competitor whereupon such position is comparable to the position the Executive held with the Company and where the Executive cannot reasonably satisfy the Company that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Company’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the Company’s form Employee Confidential Information and Inventions Agreement. If the Executive accepts employment or a consulting relationship with a competitor as described above, no further payments nor eligibility for benefits continuation under Sections 2 and 3(b) will be available to the Executive as of the date the Executive commences such employment/consulting. It is a specific condition of this Agreement that so long as the Executive is receiving any payments or benefits under Sections 2 and 3(b), the Executive is obligated to immediately notify the Company as to the specifics of the new position that the Executive is planning to commence as an employee or consultant for any company which is a competitor of the Company.

(c) The Executive agrees that so long as the Executive is receiving any payments or benefits under Sections 2 and 3(b) and for a period of 12 months thereafter, the Executive will not participate in recruiting any of the Company’s employees or in the solicitation of the Company’s employees, and the Executive will not communicate to any other person or entity, about the nature, quality or quantity of work, or any special knowledge or personal characteristics of any person employed by the Company. If the Executive should wish to discuss possible employment with any then-current Company employee during the 12-month period set forth above, the Executive may request written permission to do so from the senior human resources officer of the Company who may, in his/her discretion, grant a written exception to the no solicitation agreement set forth above, provided, however, the Executive agrees that the Executive will not discuss any such employment possibility with such employees prior to securing the Company’s permission. If the Company should decline to grant such permission, the Executive agrees that the Executive will not at any time, either during or after the non-solicitation period set forth above, advise the employee concerned that he/she was the subject of a request under this paragraph or that the Company refused to grant the Executive the right to discuss an employment possibility with him/her.

8. Release. The Executive’s right to receive the benefits set forth in Sections 2 and 3(b) is contingent on the Executive’s execution and non-revocation of the release attached hereto as Exhibit F (the “Release”) and in no event shall the Executive be entitled to the benefits set forth in Sections 2 and 3(b) until the Release has been executed and not revoked for seven days.

9. No Set-Off. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right, which the Company may have against the Executive or others. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or third parties (meaning parties other than the Company and the Executive) of the validity or enforceability of, or liability under, any provision of this Agreement.

10. Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes the Employment Agreement in its entirety, except as specifically provided herein. Any provisions from the Employment Agreement that expressly survive this Agreement are incorporated herein by reference as set forth herein. This Agreement does not amend the Amended and Restated Mattel 1990 Stock Option Plan, the Amended and Restated Mattel 1996 Stock Option Plan, the Mattel, Inc. 1997 Premium Price Stock Option Plan, the Mattel, Inc. 2005 Equity Compensation Plan, the LTIP or the February 10, 2000 Amendment to the Executive’s Employment Agreement and Stock Option Grant Agreements (collectively, the “Applicable Grant Documents”); and accordingly the Executive’s benefits under Section 2(e) of this Agreement and his stock options under Section 3 of this Agreement shall be subject to any applicable terms and conditions in the Applicable Grant Documents. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

With a copy to:

Christopher G. Caldwell

Caldwell, Leslie, Newcombe & Pettit

1000 Wilshire Blvd., Suite 600

Los Angeles, California 90017

If to the Company:

Sr. Vice President, Human Resources

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Following the Termination Date, the Company agrees to indemnify the Executive in accordance with the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as may be amended from time to time. Following the Termination Date, the Company also agrees to continue to maintain a directors’ and officers’ liability insurance policy or policies covering the Executive on terms and conditions no less favorable to him than the coverage that the Company provides to its senior executives until such time as suits against the Executive are no longer permitted by applicable law.

(d) Following the Termination Date, Section 14 of the Employment Agreement shall remain in full force and effect. The Executive agrees to cooperate with the Company in seeking to rebut any presumption that his termination of employment and any payments or benefits hereunder were in connection with a change in control of the Company.

(e) Following the Termination Date, Section 8 of the Employment Agreement shall survive in its entirety, provided that any references therein to the “Agreement” shall be deemed to refer to this Agreement and not the Employment Agreement (as defined herein). Notwithstanding any provision in Section 8 of the Employment Agreement to the contrary, neither this Section 12(e) nor the submission of any dispute to arbitration shall limit the parties’ right to seek provisional remedies, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8, and seeking such remedies shall not be deemed a waiver of such party’s right to compel arbitration.

(f) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(g) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive acknowledges and agrees that (except for the Company’s share of FICA, if any, due on any payments hereunder) the Executive, and not the Company, is responsible for the payment of all Federal, state, local and other taxes that are required by applicable laws or regulations to be paid by him with respect to payments and benefits received pursuant to this Agreement. The Executive acknowledges that he has sought and obtained advice from his own advisors as to the tax implications to him of this Agreement and payments and benefits hereunder.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

(i) The Company agrees to reimburse the Executive for reasonable attorneys’ fees and costs incurred by the Executive in connection with this Agreement and the Consulting Agreement being entered concurrently herewith in an aggregate amount not to exceed $25,000.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

THE EXECUTIVE:

/S/ MATTHEW C. BOUSQUETTE
MATTHEW C. BOUSQUETTE

THE COMPANY:

MATTEL, INC., a Delaware corporation

By:	/s/ ALAN KAYE
Name:	Alan Kaye
Title:	Sr. Vice President, Human Resources